Filed under Rule 424(b)(5), Registration Statement No. 333-162219
Preliminary Pricing Supplement No. 17 dated August 28, 2012 (to: Prospectus dated September 30, 2009 and Prospectus Supplement dated November 21, 2011)

CUSIP / ISIN Number	Aggregate Principal Amount	Price to Public	Selling Commission	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
78012DAS2 / US78012DAS27		$100.00%	1.70%	$	FIXED	4.15% per annum	MONTHLY	09/15/2019	10/15/2012	$4.38	NO	SENIOR

Redemption Information: Non-Callable/Non-Puttable

Lead Manager and Lead Agent: RBS Securities Inc.

The Royal Bank of Scotland Group plc
Offering Dates: 08/28/2012 through 09/04/2012
Trade Date: 09/04/2012
Settlement Date: 09/07/2012
Minimum Denomination/Increments: $1,000.00/$1,000.00
Initial trades settle flat and clear SDFS: DTC Book-Entry only
DTC Number 2230 via RBS Securities Inc.

If the maturity date or an interest payment date for any note is not a business day (as that term is defined in the prospectus supplement), principal, premium, if any, and interest for that note is paid on the next business day, and no interest will accrue from, and after, the maturity date or interest payment date.

The notes will be treated as fixed rate debt instruments for U.S. federal income tax purposes.

Intended to be listed on the Channel Islands Stock Exchange.
The Royal Bank of Scotland Group plc Retail Corporate Notes Prospectus dated September 30, 2009 and Prospectus Supplement dated November 21, 2011